Exhibit 21
Subsidiaries of the Registrant

Subsidiary	Jurisdiction
Weber-Stephen Products LLC	USA
Weber-Stephen Products Co. (Aust) Pty Ltd.	Australia
Weber-Stephen Products (U.K.) Limited	UK
Weber-Stephen Nordic ApS	Denmark
Weber-Stephen France SAS	France
Weber-Stephen Deutschland GmbH	Germany
Weber-Stephen Österreich GmbH	Austria
Weber-Stephen Holland B.V.	Holland
Weber-Stephen Products Belgium BVBA	Belgium
Weber-Stephen Holdings (U.K.) Ltd.	UK
Weber-Stephen Products Italia SRL	Italy
Weber-Stephen Canada Company	Canada
Weber-Stephen Products (Hong Kong) Limited	Hong Kong
Weber HoldCo LLC	USA
WSP IntermediateCo, LLC	USA
June Life, Inc.	USA
June Life Holdings I, LLC	USA
June Life Holdings II, LLC	USA